EXHIBIT 99.1

Northern Oil and Gas, Inc. Announces Board of Directors

Minneapolis - May 8, 2007 - Northern Oil and Gas, Inc. (NOGS) today announced that it has elected four very experienced oil & gas professionals to its Board of Directors.

In a statement by Michael Reger, CEO of Northern Oil, “We are fortunate and honored that these individuals have accepted invitations to our Board. Together, the Board brings more than 150 years of oil & gas exploration, development, science & legal experience to Northern Oil.”

Loren O’Toole, 76, Director - Mr. O’Toole is an attorney with O’Toole & O’Toole Law Firm. O’Toole & O’Toole is a leader in the legal profession specializing in oil and gas throughout the Rocky Mountain region.  Mr. O’Toole has over 50 years of experience in the oil and gas industry and is widely regarded as one of the finest and most experienced oil & gas attorneys in the Williston Basin.

Jack King, 55, Director - Mr. King is with Hancock Enterprises, a prominent independent oil and gas exploration and development corporation based in Billings, MT. Mr. King’s 30 years in the industry began in mineral & lease acquisition. Throughout his career, Mr. King has managed several independent oil and gas companies.  Currently, Mr. King sits on the Boards of the Montana Petroleum Association, the Montana Community Foundation and the Montana Board of Oil and Gas Conservation Commission, which is Montana’s oil and gas regulatory Board appointed by the Governor. Mr. King holds a degree in Economics from the University of Montana.

Robert Grabb, 55, Director, Consulting Geologist - Mr. Grabb is a Registered Petroleum Geologist. Mr. Grabb was most recently an integral member of the Newfield Exploration geologic team that conceptualized and commercialized the resource plays that have driven Newfield’s growth.  Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University. Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Carter Stewart, 49, Director - Mr. Stewart is a Registered Petroleum Geologist. Mr. Stewart has been generating prospects in the Williston Basin for 26 years.  Mr. Stewart is the founder of Stewart Geological, based in Billings, MT.  Stewart Geological is currently participating in wells in Montana, Wyoming, North Dakota, New York and Alberta, Canada.  Mr. Stewart has been directly involved in the drilling of over 500 wells during his career throughout the US and Canada.  Mr. Stewart holds a Degree in Geology from the University of Montana.

More information may be found at www.northernoil.com.

About Northern Oil and Gas, Inc.

Northern Oil and Gas, Inc. is a Nevada corporation focused on drilling exploratory and developmental wells in the Rocky Mountain region of the United States.

The primary focus of Northern Oil is the Middle Bakken formation in the Williston Basin. Northern Oil’s secondary target is conventional, 3D driven, oil and gas exploration and development throughout the Rocky Mountain region.

Safe Harbor

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contacts

Northern Oil and Gas, Inc.
Michael Reger, CEO
Ryan Gilbertson, CFO
Phone:  952-476-9800
Fax: 952-476-9801
www.northernoil.com